EXHIBIT 6.11

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (the "Agreement") is made as of the 26th day of November, 2002 by and between Pharlo Citrus Technologies, Inc., a Florida corporation (the "Borrower"), and Tasker Capital Corp., a Nevada corporation (the "Lender").

                              W I T N E S S E T H:

      WHEREAS, the Lender is prepared, subject to the terms and conditions set forth below, to make a revolving line of credit available to the Borrower to finance a production facility during the time period specified in Section 1(A) hereof.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 - ADVANCES.

      A. Availability. Subject to and in accordance with the terms and conditions of this Agreement, the Lender shall make term loan advances to the Borrower in the manner described below during the period from the date hereof to and including June 1, 2003 (such loan advances being hereinafter referred to collectively as the "Advances" and each individually as an "Advance") each Advance in the principal amount of $50,000 and, in the aggregate, not to exceed $200,000 overall (the "Maximum Loan Amount"). The Advances shall be made on the following dates: October 4, 2002; January 1, 2003; April 1, 2003; and June 1, 2003 (each a "Borrowing Date" and collectively, the "Borrowing Dates"). Notwithstanding the foregoing, if the Lender's Board of Directors determines, in its good faith discretion, that available cash flow permits making the January 1, 2003 Advance prior to such date, the Lender may make such Advance prior to January 1, 2003. Additionally, if, prior to January 1, 2003, Lender closes a second round financing in an amount greater than or equal to $50,000, and the Lender has not made the January 1, 2003 Advance in accordance with the preceding sentence, the Lender shall make such Advance within three (3) Business Days following the close of the second round financing.

      Borrower acknowledges and agrees that the obligation of Lender to make Advances hereunder, subject to the conditions set forth in Section 3 hereof, shall be limited in aggregate principal amount to the Maximum Loan Amount.

      Lender acknowledges that the Lender's failure to make when due any Advance and such failure shall continue for ten (10) Business Days, other than due to the default of Borrower hereunder, shall be deemed a default by the Lender pursuant to Section 4.c. of that certain License Agreement, dated the date hereof, by and between Lender and Borrower.

      B. Notes. The Borrower's obligations to the Lender hereunder shall be evidenced by a promissory note (a "Note") of the Borrower dated as of the date of each


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Advance, in the form annexed hereto as Exhibit A. The term "Note" shall include all extensions, renewals and modifications of any such Note and all substitutions therefor. All terms and provisions of each of such Notes are hereby incorporated herein. The Notes will be payable according to their terms.

      C. Making of Advances. Not later than 12:00 noon (Eastern Daylight Time) on each Borrowing Date, assuming that all conditions precedent to borrowing set forth in Section 3 hereof have been satisfied and that the Borrower has delivered the Note then required by Section l(B) hereof to have been delivered, the Lender shall make the requested Advance available to the Borrower in United States dollars and in immediately available funds by wiring such funds to or for the account of the Borrower.

SECTION 2 - REPAYMENT OF PRINCIPAL AND INTEREST ON NOTES.

      A. Prepayment. The Notes may be prepaid in full by the Borrower at any time and without penalty, but with interest thereon to the date of prepayment.

      B. Interest. The outstanding principal amount of the Notes shall bear interest at a rate of interest equal to seven percent (7%) per annum (the "Interest Rate"). Interest on each Note will be computed on the basis of a year of 360 days for the number of days actually elapsed.

      C. Repayment. Principal and interest under all of the Notes shall be due and payable in equal monthly installments commencing on July 1, 2003 and the first day of each calendar month thereafter with the last payment of all then outstanding principal and interest no later than October 1, 2012 (the "Maturity Date"). The equal monthly installments payments shall be comprised of principal and interest in accordance with the amortization schedule attached to each Note.

SECTION 3 - CONDITION PRECEDENT.

      Each Advance shall be conditioned upon the receipt of a written certification, in the form annexed as Exhibit B, executed by an authorized officer of the Borrower, to the effect that no Event of Default as defined in
Section 4 hereof ("Event of Default") or event which, with the lapse of time or the giving of notice or both, would become such an Event of Default (as so described, a "Default"), shall have occurred and be continuing or would result from the making of the requested Advance (excepting, however, such matters existing as of the date hereof as to which the Lender has been specifically notified in writing).

SECTION 4 - EVENTS OF DEFAULT: RIGHTS AND REMEDIES.

      Each of the following occurrences shall constitute an Event of Default under this Agreement and the Notes:


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      A. The Borrower shall fail to pay when due any principal or interest and such failure shall continue for ten (10) Business Days;

      B. The Borrower shall fail to perform or comply with any covenants set forth in this Agreement other than those referred to in paragraph (A) of this
Section 4 and such default shall not have been remedied within ten (10) Business Days after written notice thereof is delivered to the Borrower by the Lender;

      C. The Borrower shall have breached the terms of the License Agreement, dated November 26, 2002, by and between the Borrower and Lender or the Assignment and Transfer Agreement, dated November 26, 2002, by and among the Borrower, Lender and Richard Kirby (collectively, the "Operative Documents"), in any material respect,

      D. Any Operative Document shall in any material respect cease to be, or Borrower shall assert that any Operative Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;

      E. (i) A court having jurisdiction shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law in respect of the Borrower now or hereafter in effect, which decree or order is not stayed; or a filing of an involuntary case under any applicable bankruptcy, insolvency or other similar law in respect of the Borrower has occurred; or (ii) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, or over all or a substantial part of their respective property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower for all or a substantial part of their respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower, and the continuance of any such events in Subsection (ii) above for sixty (60) days unless dismissed, bonded off or discharged; or

      F. The Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower of any assignment for the benefit of creditors; or the inability or failure of the Borrower, or the admission by the Borrower in writing of its inability, to pay its debts as such debts become due.

Upon the occurrence of any Event of Default hereunder, the Lender may by written notice to the Borrower declare all payments and other obligations of Borrower hereunder and under the Notes to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment,


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demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

SECTION 5 - MISCELLANEOUS.

      A. Except as otherwise expressly provided herein, any notice required or permitted to be delivered hereunder shall be given in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt of confirmation or answer back following telecopy, telex or other facsimile transmission, (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

      (i) if to the Borrower: Pharlo Citrus Technologies, Inc.
                              433 Moore Park Lane
                              Merritt Island, Florida 32952
                              Attention: President
                              Telecopy: (___) ___-____

      (ii) if to Lender:      Tasker Capital Corp.
                              40 Grove Street, Suite 140
                              Wellesley, Massachusetts 02482
                              Telecopy: (781) 237-6634

      B. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, except that neither the Borrower nor any Lender may assign or transfer any of its rights or obligations under this Agreement without, in the case of any Lender, the prior written consent of the Borrower, and in the case of the Borrower, the prior written consent of the Lender.

      C. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

      D. This Agreement shall be governed by and construed in accordance with the internal laws and decisions of The Commonwealth of Massachusetts without reference to its conflict of laws provisions.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the day and year first above written.


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BORROWER:

PHARLO CITRUS TECHNOLOGIES, INC..


By:___________________________
Name:
Title:

LENDER:

TASKER CAPITAL CORP.


By:___________________________
Name:  Arthur P. Bergeron
Title: President


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

                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

$[_______]                                                  Date:   [__________]

      FOR VALUE RECEIVED, the undersigned, PHARLO CITRUS TECHNOLOGIES, INC., a Florida corporation (herein called the "Company"), hereby promises to pay ________________ (the "Lender" or, together with its successors and assigns, the "Holder") whose place of business is as set forth in that certain Loan Agreement, dated as of November 26, 2002, by and between the Company and the Lender (the "Loan Agreement") executed and delivered by such Lender, or at such other place as the Holder may designate from time to time, the principal sum of Fifty Thousand Dollars ($50,000.00) or so much thereof as may be outstanding from time to time pursuant to the Loan Agreement, and to pay interest on said principal sum or such part thereof as shall remain unpaid from time to time, from the date of each Advance until the earlier of being repaid in full, and all other fees and charges due under the Agreement, at the rate and at the times set forth in the Loan Agreement and the amortization schedule attached hereto. All payments hereunder shall be made in lawful money of the United States and in immediately available funds.

      This Note is given to evidence an actual line of credit in the above amount and is one of the series of Notes referred to in the Loan Agreement and is entitled to the benefits thereof. Reference is hereby made to the Loan Agreement (which is incorporated herein by reference as fully and with the same effect as if set forth herein at length) for a statement of the covenants and agreements, a statement of the rights and remedies afforded thereby and other matters contained therein. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Loan Agreement.

      This Note may be prepaid in full by the Company at any time and without penalty, but with interest thereon to the date of prepayment.

      Should this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to principal and interest, fees and charges due under the Agreement, any and all costs of collecting this Note, including reasonable attorneys' fees and expenses.

      The Company hereby waives demand, presentment, protest and notice of nonpayment.

      This Note shall be construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts, without reference to its principles of conflicts of law.


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      IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

                                    PHARLO CITRUS TECHNOLOGIES, INC.


                                    By:___________________________
                                    Name:
                                    Title:


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                    AMORTIZATION SCHEDULE TO PROMISSORY NOTE


                                [To be completed]


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                                    EXHIBIT B

                                   CERTIFICATE

                                                                 [DATE]

Tasker Capital Corp.
40 Grove Street, Suite 140
Wellesley, MA 02482
Attn: President

Ladies and Gentlemen:

      The undersigned, Pharlo Citrus Technologies, Inc., a Florida corporation (the "Borrower"), hereby refers to that certain Loan Agreement, dated as of November 26, 2002 (the "Agreement"), by and among the Borrower and the Lender, and hereby provides the written certification as required by Section 3 of the Agreement. Unless otherwise defined herein, all of the capitalized terms used herein shall have the respective meanings set forth or incorporated by reference in the Agreement.

      The Borrower hereby certifies that all of the conditions precedent to the making of any Advances, as specified in Section 3 of the Agreement, have been satisfied or complied with in full as of the date hereof. Specifically, no Default or Event of Default has occurred and is continuing or would result from the making of the requested Advance, nor shall any Default or Event of Default be in existence as of the date of the Proposed Borrowing.

                                        Very truly yours,

                                        PHARLO CITRUS TECHNOLOGIES, INC.


                                        By:___________________________
                                        Name:
                                        Title:


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